PROMISSORY NOTE
                                 ---------------


$800,000.00     September  18,  2002


     FOR VALUE RECEIVED, EMERITUS CORPORATION, a Washington corporation, having an address of 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121 (hereinafter called "Maker"), promises to pay to HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation, or its successors or assigns (hereinafter collectively called "Lender"), or to its order, at its principal office at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, the principal sum of Eight Hundred Thousand and No/100 Dollars ($800,000.00), together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire principal amount due under this Promissory Note (this "Note") is paid in full at the rates and in accordance with the payment schedule hereinafter provided.
From the date hereof through the Maturity Date (as hereinafter defined), the rate of interest on the unpaid principal balance hereunder shall be equal to twelve percent (12%) per annum (the "Interest Rate"). Whenever there is an Event of Default (as defined below) in existence under this Note, the rate of interest on the unpaid principal and interest shall be increased to five percent (5%) over the Interest Rate (the "Default Rate"). As additional consideration for Lender making the loan to Maker that is evidenced hereby (the "Loan"), Maker shall pay to Lender the following: (i) on the date that the principal balance hereunder is disbursed to Maker, an interest payment in the amount of one and one-half of one percent (1.5%) of the original principal amount of this Note (i.e., Twelve Thousand Dollars ($12,000)), which amount may be deducted by Lender from the disbursement of principal hereunder (the "Points"), (ii) on the date that the principal balance hereunder is disbursed to Maker, an amount equal to the aggregate legal fees, expenses and disbursements to counsel incurred by Lender in connection with the preparation and negotiation of this Note and any related guaranties and the consummation of the transactions contemplated hereunder and thereunder, which amount may be deducted by Lender from the disbursement of principal hereunder, and (iii) on the date payment in full of the Loan is made, an interest payment in an amount equal to nine percent (9%) of the original principal amount of this Note (i.e., Seventy-Two Thousand Dollars ($72,000)) (the "Exit Interest Payment").
Interest (other than the Points and the Exit Interest Payment, which shall be paid at the times set forth in the foregoing paragraph) shall be paid monthly in arrears on the first business day of each month, beginning on October 1, 2002, with a final payment of all unpaid principal and interest on September 1, 2005 (the "Maturity Date").
Maker may prepay this Note in whole (but not in part) without premium or penalty upon fifteen (15) days' prior written notice to Lender, which notice shall specify the date of such prepayment. The written notice of Maker to make prepayment hereunder shall create an obligation of Maker to pay on the date specified in such notice. Lender shall be under no obligation to accept prepayments of less than the entire principal balance due hereunder. Upon the occurrence of an Event of Default (as defined below), then the holder hereof may declare the entire unpaid principal balance hereunder, together with all accrued and unpaid interest thereon, immediately due and payable without notice, demand or presentment and may exercise any of its rights and remedies hereunder, at law or in equity. The occurrence of any of the following events shall constitute an "Event of Default" under this Note: (a) Maker's failure to pay any amount due under this Note within ten (10) days after the date such amount is due or Maker's failure to perform any other obligation under this Note; or (b) a default shall occur under that certain Master Lease dated as of September 18, 2002 (the "Master Lease"), by and between Lender and Texas HCP Holding, L.P., a Delaware limited partnership, collectively as "Lessor", and
Maker and ESC III, L.P., d/b/a Texas-ESC III, L.P., a Washington limited partnership, collectively as "Lessee", or any other note or other agreement or instrument now or hereafter with or in favor of Lender or any Affiliate (as defined in the Master Lease) of Lender and made by or with Maker or any Affiliate of Maker, where the default is not cured within any applicable grace period set forth therein; or (c) any repudiation by Maker of any of Maker's obligations under this Note; or (d) if Maker shall make an assignment for the benefit of creditors; or (e) if a custodian, trustee, receiver or agent is appointed or takes possession of all or substantially all of Maker's assets; or
(f) if Maker is generally not paying Maker's debts as they become due; or (g) if Maker becomes "insolvent" as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"); or (h) if Maker files, or has filed against it, a petition with the bankruptcy court under the Bankruptcy Code, or otherwise files, or has filed against it, any petition or applies to any tribunal for appointment of a custodian, trustee, receiver or agent of Maker or commences any proceeding relating to Maker under any bankruptcy or reorganization statute or under any arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect. In the event that Lender or any subsequent holder of this Note shall exercise or endeavor to exercise any of its remedies hereunder, Maker shall pay on demand all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees, and Lender may take judgment for all such amounts in addition to all other sums due hereunder. Irrespective of the exercise or nonexercise of any of the aforesaid rights, if any payment of principal or interest hereunder is not paid in full within ten (10) days after the same is due, Maker shall pay to the holder a processing fee on such unpaid amount equal to five percent (5%) of such late payment.
Maker, co-makers, signers, sureties, endorsers and guarantors and each of them waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Note, notice of intent to accelerate the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder, right to plead the statute of limitations as a defense to a demand hereunder to the full extent permitted by law, and all other notices or demands otherwise required by law that Maker may lawfully waive. Maker expressly agrees that this Note, or any payment hereunder, may be extended from time to time, without in any way affecting the liability of Maker, co-makers, signers, sureties, endorsers and guarantors and each of them. No unilateral consent or waiver by Lender with respect to any action or failure to act which, without consent, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by Lender. Maker, co-makers, sureties, endorsers and guarantors and each of them are and shall be jointly and severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.
The rights and obligations of Maker and all provisions hereof shall be governed by and construed in accordance with the laws of the State of California. All agreements between Maker and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forebearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Maker and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of California from time to time in effect. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Lender.
     Specifically and without limiting the generality of the foregoing, it is expressly provided that:
     (i) In the event of payment prior to the normal Maturity Date hereof resulting from acceleration of maturity of this Note, if the aggregate amount of interest and any other compensation taken by Lender for services or expenses incidental to the making, negotiation or collection of the loan evidenced hereby would exceed the maximum amount of interest which could lawfully be charged on the net proceeds of the loan evidenced by this Note from time to time remaining unpaid from the date hereof to the date of final payment thereof, then in such event the amount of such excess shall be credited toward the payment of principal of this Note so as to reduce the amount of the final payment of principal due on this Note; and
(ii) If under any circumstances the aggregate amount paid on this Note prior to and incident to final payment hereof include amounts which by the terms of this Note or law are deemed interest and which would exceed the maximum amount of interest which could lawfully have been collected on this Note, Maker stipulates that such payment and collection will have been and will be deemed to have been the result of mathematical error on the part of both Maker and holder of this Note, and the party receiving such excess payments shall promptly refund the amount of such excess (to the extent only of such interest payments above the maximum amount which could lawfully have been collected and retained) upon discovery of such error by the party receiving such payment or notice thereof from the party making such payment.
     Maker shall remain primarily liable on this Note until full payment, unaffected by any forebearance or extension of time, guaranty or assumption by others, or by any other matter, as to all of which notice is hereby waived by Maker.
     IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized representative as of the day and year first above written.


EMERITUS  CORPORATION,
a  Washington  corporation


By:     /s/  Raymond R. Brandstrom
Name:   Raymond R. Brandstrom
Title:  CFO